CONSENT OF CAWLEY, GILLESPIE & ASSOCIATES INC.

EXHIBIT 23

[LETTERHEAD]

March 11, 2004

Permian Basin Royalty Trust
Bank of America, N.A., Trustee
901 Main Street, 17th Floor
Dallas, Texas 75202-3714

Gentlemen:

     Cawley, Gillespie & Associates, Inc. hereby consents to the use of the oil and gas reserve information in the Permian Basin Royalty Trust Securities and Exchange Commission Form 10-K for the year ending December 31, 2003 and in the Permian Basin Royalty Trust Annual Report for the year ending December 31, 2003, based on reserve reports dated March 10, 2004 prepared by Cawley, Gillespie & Associates, Inc.

Submitted, CAWLEY, GILLESPIE & ASSOCIATES, INC.

/s/ KENNETH J. MVELLER
Kenneth J. Mveller, P.E.
Vice President